Exhibit 23.2

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on the S-1 of Regen Biopharma, Inc., of our report dated December 16 , 2013 on our audit of the financial statements of Regen Biopharma, Inc. as of September 30, 2013 and the related statements of operations, stockholders’ equity and cash flows since inception on April 24, 2012 through September 30, 2013, and the reference to us under the caption “Experts”.

/s/Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

January 10, 2014